EXHIBIT 3.1

Certificate of Amendment
Of
Restated Certificate of Incorporation
Of
Woodward Governor Company

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Woodward Governor Company, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (hereinafter referred to as the “Corporation” or the “Company”), does hereby certify:

(1) That the original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on November 18, 1976.

(2) That the Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on April 27, 2006.

(3) That at the meeting of the Board of Directors of the Corporation held on April 21, 2010, resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, declaring the amendment to be advisable, and directing that the proposed amendment be considered at the next annual meeting of the stockholders of the Corporation.

(4) That the resolutions of the Board of Directors of the Corporation setting forth the proposed amendment to the Restated Certificate of Incorporation of the Corporation and effectuating such amendment, subject to approval by the affirmative vote of two-thirds of the outstanding shares of Common Stock of the Corporation entitled to vote thereon, are as follows:

NOW, THEREFORE, BE IT RESOLVED, that the [Restated Certificate of Incorporation of the Corporation] be amended by striking the text of Article FIRST thereof in its entirety and substituting in lieu thereof the following:

“The name of the Company is Woodward, Inc.”;

FURTHER RESOLVED, that the Board recommends that the stockholders of the Company approve the Amendment at their next annual meeting which is to be held on January 21, 2011 or on such other date as determined by the Board in accordance with the Company’s Bylaws (the “Annual Meeting”);

FURTHER RESOLVED, that the Amendment shall be presented to the Company’s stockholders for a vote at the Annual Meeting; and

FURTHER RESOLVED, that upon approval of the Amendment by the Company’s stockholders, any officer of the Company, be and hereby is, authorized and directed to execute a Certificate of Amendment to the Charter (the “Certificate of Amendment”) in the name and on behalf of the Company, setting forth the Amendment, and to cause the Certificate of Amendment to be filed with the Secretary of State of the State of Delaware and any other governmental agency to give it validity and effect.

(5) That thereafter, pursuant to the resolutions of the Board of Directors of the Corporation, the stockholders of the Corporation at the annual meeting of the Corporation held on Wednesday, January 26, 2011 duly adopted said amendments by the affirmative vote of the holders of in excess of two-thirds of the outstanding shares of Common Stock of the Corporation entitled to vote thereon.

(6) That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, WOODWARD GOVERNOR COMPANY has caused this Certificate of Amendment to be executed by Thomas A. Gendron, its President and Chief Executive Officer, this 26th day of January 2011.

WOODWARD GOVERNOR COMPANY

By /s/ Thomas A. Gendron
Thomas A. Gendron, President and
Chief Executive Officer